Room 4561
      January 3, 2006

Mr. Nick Heyes
Chief Financial Officer and Secretary
Inforte Corp.
150 North Michigan Avenue Suite 3400
Chicago, IL 60601

      Re:	Inforte Corp.
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
      Form 8-K Filed April 22, 2005
      Form 8-K Filed July 28, 2005
      File No. 0-29239

Dear Mr. Heyes,

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Very truly yours,


							Brad Skinner
						Accounting Branch Chief
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